Kite Networks Retains BB&T Capital Markets as Financial Advisor

Ridgeland, MS, December 21, 2006 - Kite Networks, Inc., a leading wireless broadband company and subsidiary of MobilePro Corp. (OTC Bulletin Board: MOBL), announced today that it has engaged BB&T Capital Markets to assist with its ongoing wireless opportunities as well as support in evaluating strategic alternatives, including a potential spin-off of Kite from MobilePro.

Kite President and Chief Executive Officer Jerry Sullivan stated, “We are very pleased to be working with such an experienced firm as BB&T Capital Markets. We believe that Joe Cecin, Managing Director of BB&T, and his team have a lengthy track record of successful transactions in the telecom sector. We therefore believe that the firm will be able to assist us in executing our multi-phase strategy and thereby unlock what we believe to be the significant value in Kite Networks. We also believe that BB&T’s experience will greatly enhance our position in the industry as we look to grow our business in the future.”

MobilePro Corp. Chairman and CEO Jay Wright said, “With three muni-wireless markets now fully deployed, more than a dozen other cities serviced by our wireless subsidiary and thousands of satisfied customers, we believe that Kite is rapidly positioning itself as a leading wireless broadband company in the telecommunications industry. As Kite’s shareholder, we believe that the time is right to explore ways to unlock value in Kite as a ‘pure-play’ wireless broadband company.”

About BB&T Capital Markets/Windsor Group, LLC

BB&T Capital Markets offers an integrated platform of services in equity capital markets, debt capital markets and corporate banking to corporations, government and nonprofit organizations. In addition to communications, our industry teams consist of: logistics and transportation services; defense and government services; energy; financial services; healthcare; industrial services and durables; and retail and consumer products. BB&T Capital Markets is a division of Scott and Stringfellow, Inc., member NYSE/SIPC. Scott & Stringfellow is a separate, non-bank affiliate of BB&T Corporation (NYSE: BBT), the nation's 11th-largest financial holding company with $118.5 billion in assets. In 2005, BB&T Capital Markets completed 34 M&A transactions and YTD 2006 has closed 40 M&A transactions.

About Kite Networks, Inc.

Kite Networks is one of North America’s leading wireless broadband companies, serving thousands of wireless broadband customers in more than 15 markets throughout the United States. The company, based in Ridgeland, MS, is a subsidiary of MobilePro Corp. (OTCBB: MOBL), a Bethesda, Md based telecommunications company.

For more information regarding Kite, contact Alan Crancer at acrancer@kite.net . For investor relations information regarding MobilePro, contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com.

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See MobilePro Corp.’s Form 10-KSB for the fiscal year ended March 31, 2006 and its Forms 10-Q for the quarters ended June 30, 2006 and September 30, 2006 for a discussion of such risks, uncertainties and other factors. These forward-looking statements are based on management's expectations as of the date hereof, and the company does not undertake any responsibility to update any of these statements in the future.